Exhibit 99.1

CONTACT
Robert R. Foley
Chief Financial Officer
(212) 297-1000

FOR IMMEDIATE RELEASE

GRAMERCY CAPITAL CORP. REPORTS FIRST QUARTER

FFO OF $0.71 PER SHARE

First Quarter Highlights

•                  Increased FFO over 54% to $19.6 million, or $0.71 per diluted share, from $12.7 million in the first quarter of 2006.

•                  Increased net income available to common stockholders over 60% to $17.0 million, or $0.62 per diluted share, from $10.6 million in the first quarter of 2006.

•                  Maintained the Company’s quarterly dividend of $0.56 per share, which represented a payout of just 74% of FFO for the quarter.

•                  Originated 17 debt investments totaling approximately $817.7 million, net of unamortized fees, discounts and unfunded commitments, the highest quarterly production volume in Gramercy’s history.  Net debt investment origination activity totaled $225.4 million, in line with Company guidance.

•                  Recognized gains from the sale of loans of $2.7 million, the ninth consecutive quarter in which Gramercy has sold one or more debt investments to recognize gains and recycle capital for reinvestment.

•                  Enhanced liquidity and capital strength through the issuance of $115 million of 8.125% Series A Cumulative Redeemable Preferred Stock in April 2007, at the tightest spread to Treasuries (336 basis points) of any issuance of such securities by an unrated commercial mortgage REIT.

•                  Established a Real Estate Securities Group to acquire long-duration CMBS and other real estate-related securities, enhance Gramercy’s fixed-rate mortgage lending effort, and expand Gramercy’s presence in the new issue and secondary markets for loans and structured finance investments.

•                  Provided for additional loan loss reserves of $1.2 million while continuing Gramercy’s strong credit performance since inception of no monetary loan defaults during the quarter.

Summary

NEW YORK, N.Y. – April 18, 2007 – Gramercy Capital Corp. (NYSE: GKK) today reported funds from operations (FFO) of $19.6 million, or $0.71 per diluted share, and net income available to common stockholders of $17.0 million, or $0.62 per diluted share, for the quarter ended March 31, 2007.  The Company generated total revenues of $68.1 million during the first quarter, up from $37.0 million during the same quarter in the previous year, and $67.3 million during the prior quarter.

Investment Activity

Gramercy originated 17 separate debt investments during the first quarter with an aggregate unpaid principal balance of approximately $817.7 million, net of unamortized fees, discounts and unfunded commitments.  Approximately 72% of origination activity was comprised of first mortgage loans as compared to 49% in the previous quarter, with the remainder comprised primarily of mezzanine loans and one subordinate interest in a first mortgage loan, which subordinate interest was committed but unfunded as of March 31, 2007.

The unpaid principal balance at closing, net of unamortized fees, discounts and unfunded commitments, allocated by investment type, and the weighted average yields of the Company’s debt investments originated during the quarter ended March 31, 2007, were as follows:

	Debt Investments ($ in millions)	% Allocation of Debt Investments	Fixed Rate: Average Yield		Floating Rate: Average Spread over LIBOR
Whole Loans - floating rate	$324.9	39.7%	—		338	bps
Whole Loans - fixed rate	264.3	32.3%	6.45	(1)%	—
Mezzanine Loans - floating rate	228.5	28.0%	—		529	bps
Total / Average	$817.70	100%	6.45%		417	bps

(1)          Includes the origination of a $172.1 million whole loan that was sold at a gain during the quarter..

Asset yields for floating rate originations during the quarter ended March 31, 2007 were 30-day LIBOR plus 417 basis points as compared to 30-day LIBOR plus 451 basis points in the previous quarter.  Asset yields for floating rate first mortgage loans originated during the quarter averaged 30-day LIBOR plus 338 basis points as compared to 30-day LIBOR plus 365 basis points in the prior quarter.  The last-dollar loan-to-value ratio based on the “as is” appraised value of Gramercy’s floating rate first mortgage loans originated during the first quarter was 70%.  Since the Company’s initial public offering in August 2004, it has originated or acquired debt investments with commitment amounts of approximately $4.8 billion.  As of March 31, 2007, debt investments had a carrying value of approximately $2.5 billion, net of unamortized fees, discounts of $35.0 million and unfunded commitments of $326.0 million.

The aggregate carrying values, allocated by investment type and weighted average yields of the Company’s debt investments as of March 31, 2007 were as follows:

	Debt Investments ($ in millions)	% Allocation of Debt Investments	Fixed Rate: Average Yield	Floating Rate: Average Spread over LIBOR
Whole Loans - floating rate	$1,407.6	57.3%	—	337	bps
Whole Loans - fixed rate	134.1	5.5%	9.08%	—
Subordinate Mortgage Interests - floating rate	174.3	7.1%	—	421	bps
Subordinate Mortgage Interests - fixed rate	49.0	2.0%	8.21%	—
Mezzanine Loans - floating rate	430.8	17.5%	—	577	bps
Mezzanine Loans - fixed rate	216.9	8.8%	9.80%	—
Preferred Equity - fixed rate	44.3	1.8%	10.57%	—
Total / Average	$2,457.0	100.0%	9.48%	396	bps

Note:  Debt Investments are presented net of unamortized fees, discounts and unfunded commitments.

Asset yields for fixed rate and floating rate investments as of March 31, 2007 were 9.48% and 30-day LIBOR plus 396 basis points, respectively, compared to 10.04% and 30-day LIBOR plus 384 basis points, respectively, in the previous quarter.  Asset yields on the Company’s floating rate first mortgage loan originations increased to 30-day LIBOR plus 337 basis points as compared to 30-day LIBOR plus 327 basis points in the previous quarter.  First mortgage loans remain the majority of the Company’s debt portfolio, standing at 62.8% at March 31, 2007 as compared to 64.9% in the previous quarter.  For the quarter, 72.0% of total debt investment originations were first mortgage loans, as compared to 48.7% in the fourth quarter of 2006.

Gramercy has continued to generate high relative returns on invested equity by combining attractive asset-level spreads from directly originated loans with appropriate amounts of corporate leverage using its low-cost, intermediate and long-term capital, primarily in the form of $1.7 billion of collateralized debt obligations (“CDOs”).  Gramercy’s ratio of debt-to-total assets for the quarter ending March 31, 2007 was approximately 76%, unchanged from the previous quarter.

At March 31, 2007, the weighted average last-dollar of exposure for the Company’s debt investments based on as-is appraised values was 68% as compared to 67% in the previous quarter.  The weighted average remaining initial term of the Company’s investments increased to 2.3 years from 2.1 years in the previous quarter.

Operating Results

Debt investments generated investment income of $60.0 million for the first quarter. Gain on sales and other income of $6.4 million for the first quarter was comprised primarily of a gain from the sale of a first mortgage loan of $2.7 million and interest on cash balances, primarily in the Company’s two CDOs.  Gains from sales represented approximately 4% of total revenues in the first quarter as compared to 5% during the prior quarter.  During the quarter the Company deployed the liquidity in its two CDOs to fund its high production volume, reducing the cash balance available for the funding of eligible assets at March 31, 2007 to $111.3 from $322.2 at December 31, 2006.

Interest expense of $36.5 million for the first quarter primarily reflects interest expense on $1.7 billion of investment-grade notes issued by our two wholly-owned CDOs, and other capital sources.

The weighted average, swapped-equivalent interest rate for Gramercy’s secured debt and long-term capital at March 31, 2007 was 30-day LIBOR plus 105 basis points compared to 30-day LIBOR plus 104 basis points on December 31, 2006 and 118 basis points on March 31, 2006.

The Company incurred fees to affiliates of SL Green totaling $7.7 million during the first quarter, all pursuant to existing management and financial advisory arrangements. Included in these amounts is a $2.8 million incentive fee earned in the first quarter of 2007 as a result of the Company’s FFO exceeding the 9.5% return on equity performance threshold.  Gramercy’s FFO-based return on book equity for the quarter was 16.9% as compared to 17.6% in the prior quarter.  Management, general and administrative expenses declined by $418,000 over the prior quarter, and also registered a decline when measured as a percentage of total revenue, to 5.6% at March 31, 2007 from 6.3% at December 31, 2006.

During the first quarter the Company recorded a net reserve for loan losses of $1.2 million representing new reserves of $1.8 million in connection with two loans, and the reversal of approximately $600,000 of previously recorded reserves related to a loan that was refinanced by a third party.  At March 31, 2007, Gramercy’s reserve for loan losses was approximately $3.7 million relating to six separate investments, or 15 basis points measured against the unpaid principal balance of the Company’s total debt investment portfolio.  Gramercy has not experienced any monetary loan defaults, or loan losses, since inception in August 2004.

Investments in unconsolidated joint ventures contributed $1.3 million, or $0.05 per diluted share, to FFO for the first quarter of 2007.

Liquidity and Funding

Gramercy had substantial liquidity at March 31, 2007 consisting of $16.4 million of cash and cash equivalents and $135.4 million of restricted cash, comprised primarily of cash held by the trustee of Gramercy’s CDOs, and Gramercy’s share of tenant improvement and leasing reserves related to its net lease investment in 55 Corporate Drive.  At March 31, 2007, Gramercy also had approximately $518 million of undrawn commitments under its warehouse repurchase facilities, and $10 million of available borrowing capacity under its unsecured revolving credit facility.

Loan prepayments in full, partial prepayments, and scheduled amortization payments totaled $381.4 million during the quarter, due primarily to the continued success of Gramercy’s borrowers in executing their business plans, and the willingness of conventional lenders to compete aggressively to finance stabilized commercial properties.  Additional liquidity was generated by the sale of a $172.1 million first mortgage loan resulting in a gain.

On April 18, 2007, the Company closed on the issuance of $115 million of Series A Cumulative Redeemable Preferred Stock with a coupon of 8.125%.  Net proceeds to Gramercy of approximately $111.4 million were used to retire borrowings under its secured and unsecured credit facilities and for other general corporate purposes.

Dividends

The Board of Directors of Gramercy approved a quarterly dividend of $0.56 per common share for the quarter ended March 31, 2007, unchanged from the prior quarter and consistent with Gramercy’s current dividend policy of adjusting its dividend not more frequently than semi-annually.  This represents an annualized dividend yield of 7.20% based on Gramercy’s closing price of $31.11 on April 17, 2007 and an FFO payout ratio of 74%.  The dividend was paid on April 13, 2007 to common shareholders of record at the close of business on March 30, 2007.

Company Profile

Gramercy Capital Corp. is a commercial real estate specialty finance company that focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate securities, and net lease investments involving commercial properties throughout the United States. Gramercy is externally-managed by GKK Manager LLC, which is a majority-owned subsidiary of SL Green Realty Corp. (NYSE: SLG). Gramercy is headquartered in New York City and has a regional investment office in Los Angeles, California.

Conference Call

The Company’s executive management team, led by Marc Holliday, President and Chief Executive Officer, will host a conference call and audio webcast on Thursday, April 19, 2007 at 2:00 p.m. ET to discuss financial results for the first quarter of 2007.

The live conference will be webcast in listen-only mode on the Company’s web site at www.gramercycapitalcorp.com and on Thomson’s StreetEvents Network. The conference may also be accessed by dialing (800) 638-4930 Domestic or (617) 614-3944 International, and using Gramercy for the passcode.

A replay of the call will be available through Thursday, April 26, 2007 by dialing (888) 286-8010 Domestic or (617) 801-6888 International, using pass code 71553293.

To review Gramercy’s latest news releases and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

Disclaimer

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 12 of this release.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

Selected Financial Data

Gramercy Capital Corp.
Consolidated Statements of Income
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended December 31,
	2007	2006
Revenues
Investment income	$59,969	$31,879
Rental revenue, net	1,736	914
Gain on sales and other income	6,429	4,197
Total revenues	68,134	36,990

Expenses
Interest expense	36,461	17,721
Management fees	4,839	3,523
Incentive fee	2,818	1,193
Depreciation and amortization	671	455
Marketing, general and administrative	3,820	2,770
Provision for loan loss	1,248	—
Total expenses	49,857	25,662
Income from continuing operations before equity in net loss of unconsolidated joint ventures and provision for taxes	89,277	11,328
Equity in net loss of unconsolidated joint ventures	(695)	(727)
Income from continuing operations before provision for taxes	17,582	10,601
Provision for taxes	(534)	(47)
Net income available to common stockholders	$17,048	$10,554

Basic earnings per share:
Net income available to common stockholders	$0.66	$0.46
Diluted earnings per share:
Net income available to common stockholders	$0.62	$0.44
Dividends per common share	$0.56	$0.50
Basic weighted average common shares outstanding	26,027	22,807
Diluted weighted average common shares and common share equivalents outstanding	27,472	23,988

Gramercy Capital Corp.
Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	March 31, 2007	December 31, 2006
	(Unaudited)
Assets:
Cash and cash equivalents	$16,430	$19,314
Restricted cash	135,414	354,283
Loans and other lending investments, net	2,321,893	2,144,151
Investment in unconsolidated joint ventures	56,779	57,567
Loans held for sale, net	135,086	42,733
Operating real estate, net	100,818	99,821
Accrued interest	12,031	12,092
Deferred financing costs	27,664	27,456
Deferred costs	150	1,271
Derivative instruments, at fair value	1,144	2,910
Other assets	4,449	4,515
Total assets	$2,811,858	$2,766,113

Liabilities and Stockholders’ Equity:
Repurchase agreements	$246,278	$277,412
Credit facilities	90,000	15,000
Collateralized debt obligation	1,714,250	1,714,250
Mortgage note payable	94,525	94,525
Management fees payable	2,125	2,093
Incentive fee payable	2,817	1,195
Dividends payable	14,447	14,419
Accounts payable and accrued expenses	25,163	24,750
Other liabilities	7,731	11,809
Junior subordinated deferrable interest debentures held by trusts that issued trust preferred securities	150,000	150,000
Total liabilities	2,347,336	2,305,453

Commitments and contingencies	—	—

Stockholders’ Equity:
Preferred stock, par value $0.001, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, par value $0.001, 100,000,000 shares authorized, 26,044,806 and 25,878,391 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	26	26
Additional paid-in-capital	456,016	453,766
Accumulated other comprehensive income	1,902	2,890
Retained earnings	6,578	3,978
Total stockholders’ equity	464,522	460,660
Total liabilities and stockholders’ equity	$2,811,858	$2,766,113

Gramercy Capital Corp.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended March 31,
	2007	2006
Net income available to common stockholders	$17,048	$10,554
Add:
Depreciation and amortization	2,419	1,422
FFO adjustment for unconsolidated joint ventures	1,947	1,879
Less:
Non real estate depreciation and amortization	(1,836)	(1,184)
Funds from operations	$19,578	$12,671

Funds from operations per share - basic	$0.75	$0.55
Funds from operations per share - diluted	$0.71	$0.53